Exhibit 99.18
November 4, 2021
Board of Directors
Turkcell İletişim Hizmetleri A.Ş (the “Company” or “Turkcell”)
Turkcell Küçükyalı Plaza, Aydınevler Mahallesi İnönü Caddesi
No:20 Küçükyalı Ofispark B Blok - Maltepe / İSTANBUL
Attention: Bülent Aksu, Chairman of the Board
Sent by email
Dear Members of the Board of Directors (the “Board”):
We are writing to you with reference to our letter dated October 28, 2021 and the telephone conversation between Mr. Bülent Aksu, Chairman of the Board, and Mr. Alexander Pertsovsky, of the LetterOne Group on November 3, 2021.
Capitalised terms are as defined in our letter of October 28, 2021.
We appreciate Mr. Aksu reaching out and both acknowledging receipt of our letter and that the letter is being actively considered by the Board and relevant sub committees of the board. We believe that an active dialogue is the best way to resolve the governance and business issues at Turkcell. Our concerns and proposals represent important matters for the Board to address. They have a legal responsibility to do so.
We were not surprised to hear that the Board and management have heard similar concerns and proposals from other shareholders. We know that there is significant shareholder support for the Board and management taking actions to fix the governance issues and take the other actions all as outlined in our earlier letter to maximise the value of Turkcell for the benefit of all shareholders and stakeholders.
We look forward to the response from the Board by November 12, 2021 and continuing an active engagement with the Board and management on the details of our recommendations.
Sincerely,

/s/ Nathan Scott Fine
Nathan Scott Fine
Managing Director
On Behalf of International Mobile Telecom Investment Stichting Administratiekantoor

/s/ Carla Cico
Carla Cico
Managing Director
On Behalf of International Mobile Telecom Investment Stichting Administratiekantoor

Board of Directors
Turkcell İletişim Hizmetleri A.Ş
November 4, 2021

/s/ Maxime Nino
Maxime Nino
Manager
On Behalf of L1T UB Holdings S.à r.l.